EX-99.B.8.17

                                Eighth Amendment
                                       to
                          Fund Participation Agreement


                                   WITNESSETH:


       WHEREAS, Aetna Life Insurance and Annuity Company ("ALIAC"), Fidelity Distributors Corporation (the "Underwriter") and Variable Insurance Products Fund (the "Fund") have entered into a Fund Participation Agreement dated February 1, 1994 and amended on December 15, 1994, February 1, 1995, May 1, 1995, January 1, 1996, March 1, 1996, May 1, 1997, November 6, 1997 and May 1,
1998; and

       WHEREAS, ALIAC, the Underwriter and the Fund desire to include ALIAC's Variable Life Separate Account C to Schedule A;

       NOW, THEREFORE, in consideration of the premises and mutual covenants and promises contained herein, the parties agree:

              1. That Schedule A is hereby amended to include ALIAC's Variable
                 Life Separate Account C.

              2. The Agreement, as modified by this Amendment, is ratified and confirmed.


       IN WITNESS WHEREOF, the undersigned have executed this Eighth Amendment by their duly authorized officers as of the 1st day of December, 1999.

AETNA LIFE INSURANCE AND                           VARIABLE INSURANCE PRODUCTS
   ANNUITY COMPANY                                   FUND


By     /s/  Laurie M. LeBlanc                      By      /s/  Robert C. Pozen
       ----------------------                              --------------------
Name   Laurie M. LeBlanc                           Name    Robert C. Pozen
Title  Vice President                              Title   Senior Vice President


FIDELITY DISTRIBUTORS CORPORATION


By     /s/  Kevin Kelly
       ----------------
Name   Kevin Kelly
Title  Vice President

                                   SCHEDULE A
                        (Amended as of December 1, 1999)

    Aetna Life Insurance and Annuity Company Variable Life Separate Account C